Exhibit 99.1

Genie Energy Announces Purchase of Partner’s Interest in Orbit Energy JV

Genie Energy Increases Investment in Orbit Energy, its Retail Energy Supplier in the UK, for Long Term Growth

NEWARK, NJ – October 9, 2020: Genie Energy Ltd., (NYSE: GNE, GNEPRA), a global provider of energy services, announced that it has purchased the outstanding 24% interest in its retail energy supply joint venture operating in the United Kingdom (U.K.) from its former joint venture partner. The venture, which operates under the trade name Orbit Energy, provides electricity and natural gas service to over 100,000 residential meters in the U.K.’s deregulated retail energy market. The purchase price was approximately $1.7 million. Net of repayment of outstanding loans, Genie paid approximately $1.4 million.

Following the transaction, Orbit Energy’s operating company is a wholly owned subsidiary of Genie Energy. Genie will consolidate Orbit’s results in its financial reporting under the Genie Retail Energy International (GREI) Segment.

“Since its launch two years ago, our Orbit Energy initiative has validated our approach to the retail energy supply business in the United Kingdom and proven the potential for long term growth in this exciting market,” said Michael Stein, Genie Energy’s Chief Executive Officer. “With the purchase of the outstanding interest in Orbit, we continue to expand our international portfolio of rapidly growing retail energy suppliers.”

Gail Parker, CEO of Orbit Energy, added, “Genie’s investment provides a streamlined management structure that will help us to respond nimbly as we continue to execute on our growth strategy. We will continue to provide the outstanding service and value that our customers here in the UK expect.”

About Genie Energy Ltd.:

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a global energy solutions company. We supply homes and small businesses in the US, Europe and Asia with electricity including electricity generated from renewable resources and with natural gas. We provide commercial and industrial clients with energy brokerage and consultative services through our Diversegy brand. Through Genie Solar Energy and Prism Solar, we design, construct and install commercial solar energy solutions. For more information, visit https://genie.com/.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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